Exhibit 10.26

THIRD AMENDMENT TO DISTRIBUTION AGREEMENT

THIS THIRD AMENDMENT TO DISTRIBUTION AGREEMENT (this “Amendment”), dated August 1, 2006, effective July 31, 2005, is made by and between Diversified Apparel Resources, LLC f/k/a Commerce Clothing Company, LLC (“Diversified”), a California limited liability company with its principal executive offices at 5804 East Slauson Avenue, Commerce, California 90040 and Cygne Designs, Inc., a Delaware corporation (“Cygne”), having its principal executive office at 11 West 42nd Street, New York, New York 10036.

RECITALS

A. Diversified and Cygne previously entered into a Distribution Agreement dated July 31, 2005, as amended (the “Agreement”), providing for the provision by Diversified of certain distribution services for Cygne under the terms and conditions set forth in the Agreement.

B. The parties desire to amend certain provisions of the Agreement and incorporate this Amendment therein.

C. Except as otherwise set forth herein, any terms used but not defined herein shall have the meanings assigned to them in the Agreement.

NOW, THEREFORE, and in consideration of the mutual promises, covenants, representations and good and valuable consideration set forth herein, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. The Initial Amendment Term, as defined in Section 1(a) of the First Amendment to Distribution Agreement executed on December 9, 2005, effective July 31, 2005, (the “First Amendment”), is hereby extended to July 31, 2007.

2. Section 6.(e) of the Agreement shall be deleted in its entirety and replaced with the following:

(e) Payment Conditions. Cygne shall pay each invoice net thirty (30) days from the date of the invoice, by either cash or letter of credit, provided however, that Cygne may, in its discretion, make such payments prior to the end of such 30-day period to the extent sufficient funds are available therefor, and further provided that, notwithstanding the foregoing, upon the written request of Diversified, Cygne shall advance Diversified an amount equal to fifty percent (50%) of the aggregate amount of all purchase orders outstanding for imported Products at any given time. Such advances paid to Diversified from time to time shall reduce the aggregate amount due and owing by Cygne to Diversified with respect to any outstanding purchase orders.

3. Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

4. This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. For purposes hereof, a facsimile copy of this Amendment, including the signature pages hereto, will be deemed to be an original. Notwithstanding the foregoing, the parties will deliver original execution copies of this Amendment to one another as soon as practicable following execution thereof.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

CYGNE DESIGNS, INC.

By:	/s/ Bernard Manuel
Name:	Bernard Manuel
Title:	President

DIVERSIFIED APPAREL RESOURCES, LLC

By:	/s/ Hubert Guez
Name:	Hubert Guez
Title:	Chief Executive Officer

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